UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2012

RiceBran Technologies
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

NUTRACEA
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Goldman to the Board of Directors

On October 3, 2012, David Goldman, age 68, was appointed to the Board of Directors (the “Board”) of NutraCea (the “Company”). Mr. Goldman will be appointed as Chairman of the Audit Committee and will also serve on the Executive and Compensation Committees of the Board. Mr. Goldman is not subject to any arrangement pursuant to which he was selected and is not a party to any related party transactions with the Company or its subsidiaries and affiliates.

Mr. Goldman, a certified public accountant, retired as a senior partner of Deloitte & Touche LLP (“D&T”) in 2001 after serving 35 years with that firm. During his career, Mr. Goldman specialized in serving SEC registrants, held the position of partner-in-charge and senior technical partner of the Arizona audit practice, and served in D&Ts New York executive office, Los Angeles office and certain other offices. He currently operates a consulting company specializing in financial and investigative matters. He is a past member of the Council of the American Institute of CPAs and a past president of the Arizona Society of CPAs, among other executive board positions. He currently serves on the board of ML Liquidating Trust. Mr. Goldman obtained a bachelors degree in business administration and a masters of accounting degree from the University of Arizona. The Board believes that Mr. Goldman’s extensive experience as a CPA, outside board experience and business knowledge and financial expertise are the attributes, skills, experiences and qualifications that allow Mr. Goldman to make a valuable contribution as one of our directors.

Appointment of Robert C. Schweitzer to the Board of Directors

On October 3, 2012, Robert C. Schweitzer, age 66, was appointed to the Board of the Company. Mr. Schweitzer will serve on the Executive, Audit and Compensation Committees. Mr. Schweitzer is not subject to any arrangement pursuant to which he was selected and is not a party to any related party transactions with the Company or its subsidiaries and affiliates.

Mr. Schweitzer was formerly the president of Shay Investment Services Inc., a holding company consisting of a bank, an investment management company, and a broker-dealer. He served in that capacity from 2007 to 2012. From 2005 until 2007, Mr. Schweitzer was the Florida regional president of Northwest Savings Bank. Prior to 2005, he held numerous executive management positions at several banks and was also a director and head of real estate consulting for Coopers & Lybrand. He is currently chairman of the board of PetMed Express, Inc. (PETS/NASDAQ). He also has served on the boards of three privately held companies and several not-for-profit entities. Mr. Schweitzer holds a master of business administration degree from the University of North Carolina, and a bachelor of science degree from the United States Naval Academy. He served in the United States Navy in the Submarine Force and Navy Reserve for 30 years and retired with a rank of captain. The Board believes that Mr. Schweitzer’s extensive experience in the financial services and investment industries, outside board experience with public, privately held and not-for-profit entities and extensive business knowledge, are the attributes, skills, experiences and qualifications that allow Mr. Schweitzer to make a valuable contribution as one of our directors.

Both Messrs. Goldman and Schweitzer will be compensated according to the Company’s standard compensation policies for directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 3, 2012, the Company changed its name from “NutraCea” to “RiceBran Technologies”. The name change was effected through a short-form merger pursuant to Section 1110 of the California Corporations Code. A wholly-owned subsidiary of the Company was merged with and into the Company, with the Company as the surviving entity of the merger. The merger had the effect of amending the Company's articles of incorporation to reflect the new legal name of the Company. A copy of the Certificate of Ownership effecting the name change, as filed with the Secretary of State of the State of California, is attached hereto as Exhibit 3.1.

In connection with the name change, the Company requested a new symbol from FINRA.  The Company will announce the new trading symbol once it is assigned by FINRA.

With the change of name of the Company to RiceBran Technologies, there is no change in the outstanding number of shares of capital stock or authorized capitalization of the Company. However, the CUSIP number of the Common Stock, no par value per share, has changed to 762831-10-5. There is no need for stockholders to surrender stock certificates to obtain new certificates bearing the new name. As shares are transferred in the future, new certificates bearing the new name will be issued to stockholders upon transfer.

Item 9.01                      Financial Statements and Exhibits

Exhibit
No.	Description
3.01	Certificate of Ownership dated October 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RiceBran Technologies

Date: October 10, 2012	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)